CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of First Investors Equity Funds (File Nos. 033-46924 and 811-06618) and to the use of our reports dated November 24, 2010 and May 27, 2011 on the financial statements and financial highlights of First Investors Growth & Income Fund and First Investors Blue Chip Fund, each a series of First Investors Equity Funds. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders and 2011 Semi-Annual Report to Shareholders which are incorporated by reference into the Information Statement and Prospectus on Form N-14.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 26, 2011